Exhibit 99.1
CTPartners Executive Search Inc. Announces New Share Repurchase Program

CTPartners Executive Search Inc. (NYSE MKT: CTP), a leading global retained executive search firm, today announced that its Board of Directors has authorized a new repurchase program to acquire up to $1 million of CTPartners’ outstanding common stock in open-market and privately negotiated transactions and block trades. The timing of any share purchases, the prices and the number of shares to be purchased will be dependent on market conditions.
Brian Sullivan, Chief Executive Officer of CTPartners said, “The implementation of a new share repurchase program reflects the continued confidence in our business and the growth prospects resulting from our recent efforts, such as the recent transformational hires of search consultants. We believe this will create long-term value and increase shareholder value.”
The share repurchases will be conducted in accordance with applicable securities laws. The Company is not obligated to make any purchases and the program may be suspended or discontinued at any time.
As of December 31, 2013, CTPartners had 7,110,292 common shares outstanding.
About CTPartners
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.
With origins dating back to 1980, CTPartners serves clients with a global organization of more than 450 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 27 offices in 17 countries. www.ctnet.com
Contacts
CTPartners Executive Search Inc.
Jennifer Silver, 617-316-5527
jsilver@ctnet.com